Exhibit 2


                                 AMENDMENT NO. 1
                                       TO
                 CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT


         This Amendment No. 1 (this "Amendment") is dated March 20, 1997 and is by and among the Concorde Career Colleges, Inc. ("Concorde"), Cahill, Warnock Strategic Partners Fund, L.P. ("Partners"), Strategic Associates, L.P. ("Associates") and James R. Seward ("Seward") and amends that certain Convertible Preferred Stock Purchase Agreement dated as of February 25, 1997 by and among Concorde, Partners and Associates (the "Agreement"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Agreement.



                                    RECITALS

         WHEREAS, the Agreement provides, among other things, for the issuance and sale by Concorde, and the purchase by Partners, of 12,500 shares (the "Shares") of Concorde's Class B convertible Preferred Stock, par value $0.10 per share (the "Preferred Stock") at the Second Closing;

         WHEREAS, Partners desires to assign to Seward its right to purchase, at the Second Closing, 1,838 shares of Preferred Stock (the "Seward Shares") of the 12,500 Shares, thereby reserving to Partners the right to purchase 10,662 shares of Preferred Stock (the "Partners Shares") at the Second Closing, and Seward desires to accept and Concorde desires to consent to such assignment (the "Assignment");

         WHEREAS, the parties hereto each desire to amend the Agreement to divide the purchase of the Shares between Partners and Seward, on the terms and conditions set forth herein.


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Consent to Assignment. Concorde hereby consents to the Assignment as required by Section 10.5 of the Agreement.

         2. Seward as a Purchaser. Seward shall be deemed a "Purchaser", solely and exclusively for purposes of the Second Closing, under Sections 2.2, 3, 5, 7.9, 8.1, 8.7 and 10 of the Agreement, as if he were an original party to, and included within the definition of "Purchaser" under, the Agreement.

         3. Waiver of Affiliate Transaction. Partners, Associates and Concorde hereby waive the application of the provisions of Section 9.2(c) of the Agreement for purposes of the Assignment, the purchase and sale of the Seward Shares and the provisions of and transactions contemplated by this Amendment.

         4. Amendment to Schedule 3.2. Schedule 3.2 of the Agreement is hereby amended, with respect only to the Second Closing described therein, as follows:




SECOND CLOSING                                 NUMBER OF SHARES   PURCHASE PRICE

Cahill, Warnock Strategic Partners Fund, L.P.       10,662           $290,006.40
James R. Seward                                      1,838            $49,993.60

         5. Stockholders' Agreement. Seward shall execute and deliver the certain Agreement dated of even date herewith regarding his being subject and entitled to, and obligated to comply with and be bound by , certain provisions of the Stockholders' Agreement dated as of February 25, 1997 by and among Concorde, Partners, Associates and certain other parties signatory thereto.

         6. Miscellaneous. Sections 10.3 through and including 10.8 of the Agreement are incorporated herein by reference.

         7. Agreement Remains in Force. Except as specifically amended or addressed hereby, all of the provisions, terms and conditions of the Agreement shall remain in full force and effect.

                        [signatures follow on next page]

         IN WITNESS WHEREOF, the parties have executed this amendment by person thereunto duly authorized as of the date first written above.




                              CONCORDE CAREER COLLEGES, INC.


                              By: /s/ Jack L. Brozman
                                  --------------------
                                  Jack L. Brozman
                                  President


                              CAHILL, WARNOCK STRATEGIC PARTNERS FUND, L.P.

                              By: Cahill, Warnock Strategic Partners, L.P., its
                                  general partner


                                       By: /s/ David L. Warnock
                                          --------------------------
                                          David L. Warnock
                                          A General Partner

                              STRATEGIC ASSOCIATES, L.P.

                              By: Cahill, Warnock & Company, LLC, its general
                                  partner


                                       By: /s/ David L. Warnock
                                         ---------------------------
                                         David L. Warnock
                                         Managing Member

                              /s/ James Seward
                              ---------------------
                              James R. Seward